EXHIBIT 99.1

GENESCO NAMES SCOTT E. BECKER NEW GENERAL COUNSEL

NASHVILLE, Tenn., Oct. 16, 2019 - Genesco Inc. (NYSE: GCO) announced today that it has appointed Scott E. Becker as senior vice president, general counsel, and corporate secretary of the Company, effective October 23, 2019. He succeeds Roger Sisson who retired from Genesco earlier this year.

Becker joins Genesco with more than 30 years of legal, financial and administrative leadership experience. He comes to Genesco from Nissan Group of North America and Latin America, where since 2006 he served in a variety of roles with increasing responsibility. Since 2009, he was a senior vice president with responsibilities for Nissan’s legal, government affairs, finance, strategy and administration. During this time he served on the executive management committee and as member of the boards of directors of Nissan North America, Inc., Nissan Motor Acceptance Corporation (“NMAC”), Nissan Canada, Inc., and Nissan do Brasil. Becker’s responsibilities included oversight for all legal affairs and government relations for Nissan in the U.S., Canada, Mexico and Latin America. In addition, he served as lead administrative and financial officer for the region. From 2006 to 2009, he served as Nissan’s general counsel, corporate secretary and vice president, legal and government affairs.

Becker joined Nissan from Sears Holdings Corporation where he served in various legal roles from 2000 to 2006, including senior counsel, commercial litigation; assistant general counsel, litigation; associate general counsel, litigation; and vice president and deputy general counsel, retail operations, real estate and services. He was chief attorney for Sears and Kmart’s full line, specialty, dealer and hardware stores, Sears Auto Centers, Sears’s consumer credit business, Sears’s home services businesses and its commercial real estate department. He began his legal career with several Chicago area law firms.

Genesco Chairman, President and Chief Executive Officer Robert J. Dennis, said, “Scott brings a wealth of legal, financial and strategic experience to the Genesco senior executive team. His broad background and leadership as a chief legal officer coupled with his global experience, especially in the areas of corporate securities, mergers and acquisitions, corporate governance and compliance, real estate, labor and employment, and litigation, will be valuable strategic assets to the Company as we build upon Genesco’s recent success and drive future value as a footwear-focused company. We look forward to working with Scott and having him join the Genesco senior management team.”

An active member of the community, Becker serves as a director on several Middle Tennessee non- profit agency boards, including: Tennessee Governor’s Books from Birth Foundation, the United Way of Metropolitan Nashville, the Tennessee Chamber of Commerce and Industry, Tennessee Governor’s Drive to 55 Alliance, and is a member of the board of visitors for the Owen Graduate School of Management at Vanderbilt University.

Becker received his undergraduate degree in political science, with honors, from the University of Chicago, and earned a juris doctorate from the University of Pennsylvania Law School.

EXHIBIT 99.1

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,490 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Media Contact:
Claire S. McCall
Director, Corporate Relations
Genesco Inc.
(615) 367-8283
cmccall@genesco.com